Exhibit 99.1
Q1 2008 Conference Call Script
April 23, 2008 1:00 p.m.
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the first quarter 2008.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks to everyone for joining us today.
We said the first quarter 2008 would be similar to our fourth quarter 2007 performance...and it was.
We also expected first quarter results to be negatively impacted by raw material costs being higher than the indices and surcharges used to determine selling prices...This is a timing issue. And, it did indeed impact our first quarter results, both in the High Performance Metals in and Flat-Rolled Products.
Here is our view:
•	High Performance Metals segment operating profit was below our minimum target of 30%. This was primarily due to two things:
1.	The timing mismatch between raw materials costs and selling price indices.

2.	Lower nickel-based alloy volumes and a more competitive market place. We saw some of our customers, particularly distributors, taking inventory management actions. We believe inventories at these customers are now fairly lean.
In contrast, shipments of our nickel-based alloys to jet engine OEM customers remained solid.
•	We expect our High Performance Metals operating margins to hover in the high 20’s until there is more conviction on the aerospace build schedules.
1.	Nickel alloy volumes continue to improve compared to the first quarter;

2.	We expect titanium volumes to remain at a high level;

3.	And, our exotic alloys business is doing very well due to strong demand from the chemical process sector, as well as growing demand from the nuclear energy market.

•	In the Flat-Rolled Products segment, operating profit was 13.5% of sales. This improvement of 500 basis points compared to the fourth quarter 2007. But, operating profit fell below our minimum target of 15%.
•	We believe conditions now exist for our Flat-Rolled Products segment operating margins to recover to approximately 15% in the second quarter.
•	Engineered Products operating profit in the first quarter was again unacceptable. Operating performance in our Forged Products business, and start-up expense in our Castings business at our new Alpena, Michigan facility, which is aimed at significant growth in wind energy, negatively impacted this segment’s results.
•	We are working hard to get Engineered Products operating margins back above 10%. Our APT plant is working well and the operating issues encountered during the start up have been resolved. In fact, based on the current availability and price of APT, we believe being fully integrated in APT is the right strategy for this business.

Considering the uncertainties in the U.S. economy and in the aerospace supply chain, first quarter results reflect positively on the strength of ATI earnings in what we consider to be the bottom of the current market:
1.	Direct international sales reached 28% of total sales. We believe that more than 50% of our sales are driven by demand from non-U.S. markets.

2.	Our key growth products continued double-digit growth rates compared to the first quarter 2007:
•	Titanium product shipments increased 26% under ATI’s diversified global market strategy.

•	Exotic alloy shipments grew by 38%.

•	Grain-oriented electrical steel shipments grew by 15%.
3.	Key financial metrics speak for themselves:
•	Return on capital employed was over 27%.

•	Return on stockholders’ equity was nearly 35%.

•	Net debt to total capitalization was 2.4%.
4.	We have a strong balance sheet.

5.	We had $468 million of cash on hand at the end of the first quarter after we made significant investments in the business:
•	$149 million in managed working capital, mostly due to the recovery in our flat-rolled products business;

•	$112 million of new capital investment,

•	And, we spent $62 million to repurchase over 887,000 shares of ATI stock.
As we have stated, we have a balanced view of our use of cash. Our primary focus continues to be on investing for profitable growth while maintaining a strong balance sheet. We are also focused on creating value for our shareholders through our dividend policy and our share repurchase program.

Finally, we committed to performance and execution. In the first quarter, we achieved gross cost reductions of $32 million...again ahead of target.

Let’s move to our aerospace business.
1.	This is an unprecedented global aerospace cycle:
•	Our aircraft and jet engine customers report record backlogs — over 7,000 large aircraft on order.

•	Their order rates have exceed the build rate so far in 2008, and production schedules for existing models are increasing. The bulk of this backlog is for non-U.S. based airlines.

•	The aging fleet is finally catching up with the legacy U.S. carriers. As these old planes get older, they are likely to have more and more maintenance issues. The chaos of domestic air travel that we have seen recently is further evidence that the U.S. fleet must be replaced sooner, rather than later. Note that last week American Airlines announced that it is accelerating replacement of its old fleet with new Boeing 737-800s. According to American Airlines, these new planes are expected to deliver 25% better fuel economy and better reliability than the MD80s being replaced.
2.	To expand our presence in the aerospace market, we have formed ATI Aerospace, a market sector team designed to bring the full breadth of our capabilities to jet engine and airframe customers:
•	For jet engine customers, we are at the forefront in developing advanced specialty metals for the next-generation and future-generation jet engines.

•	For airframe customers: Remember, airframe is a relatively new market for us...we started by supplying only our titanium products. Now, we are growing our supply of specialty alloys, tungsten metals, and cutting tools for difficult-to-machine specialty metals.

•	No other company can offer customers such a span of specialty mill products and cutting tool technologies. Through ATI Aerospace, we are improving our position at existing customers, while diversifying our customer and product base. We have the right products and the right tools to continue to form collaborative partnerships with strategic customers.

The recently revised schedule for the 787 Dreamliner brings near-term uncertainty to the supply chain. Boeing has told us that they intend to honor our supply agreement. Remember, our titanium products can be used on every Boeing airframe.
•	We intend to continue to navigate through the near term and continue to focus our diversified mill product capabilities on the diversified global markets that we serve.

•	In titanium, we got off to a good start in 2008. This resulted from a high level of demand from the aerospace and defense market, as well as growth and our penetration into the industrial titanium markets.

•	We are on track to reach our 2008 target to ship approximately 50 million pounds of titanium products.

Our Flat-Rolled Products segment has a lot of upside potential. Let’s review:
•	Grain-oriented electrical steel shipments grew 15% compared to the same period last year. Even with the U.S. housing slowdown, demand remains strong for replacement residential transformers and for non-residential transformers. Demand also remains strong from the international markets...nearly 25% of sales for this product were to customers outside the U.S. We expect demand from this market to continue to be strong going forward.

•	Our CP titanium sheet business continues to grow. These are differentiated titanium products necessary for the global chemical process industry, oil and gas, and electrical energy markets. We have a good understanding of these markets and good visibility through our ATI international sales offices, and through our Uniti Titanium joint venture.

•	Shipments of our specialty sheet and specialty plate products decreased compared to the same period last year due to the normal choppiness of capital projects. However, we are now seeing strong demand for our specialty sheet and specialty plate products from the oil and gas and electrical energy markets and expect shipments to increase in the second quarter.

•	Shipments of our Precision Rolled Strip® products were soft in the first quarter due to the U.S. automotive and housing markets. We expect shipments to improve in the second quarter as a result of expanded international sales, and improved shipments to aerospace and defense customers.

•	Standard Product shipments recovered to approximately 85,000 tons in the first quarter, which, when annualized, is in our targeted 300 to 350 thousand ton range. A few comments:
•	Industry service center inventory data was in the 3.1 to 3.3 month supply range during the first quarter, which is low by historical standards. This indicates that U.S. inventory destocking is over, but restocking has not yet begun. Our shipments continue to improve.

•	Shipments of our stainless sheet to international markets recovered to a high level. We expect our improving penetration of international markets with these products to continue.

•	We expect base selling prices for our standard sheet to be flat to improving. This includes the recent price increase for our products shipped from Redi-Coil inventory.

We continue our investments to give us unsurpassed manufacturing capabilities. These investments enable profitable growth, and build new capabilities for our diversified products in diversified global markets.
We are launching new production facilities in 2008. These facilities build on our foundation that gives ATI the most advanced technology in our industry. We are building the right equipment and the right technology to maintain our leadership position in advanced specialty metals.
•	Our titanium sponge facility in Albany, OR is now producing at an annualized rate of 22 million pounds, which is ahead of schedule.

•	Our titanium sponge facility in Rowley, UT is on schedule and we expect to begin initial production in the fourth quarter 2008.

•	Our upgraded and expanded specialty and titanium plate facility in Washington, PA is nearly ready for its second quarter 2008 launch.

•	We began producing and qualifying wind energy components at our new castings facility in Alpena, MI in April.

Our key growth markets — Aerospace and Defense, Chemical Process Industry, Oil & Gas, Electrical Energy, and Medical — remain solid. These markets represent 70% of our sales:
•	ATI is well positioned to benefit from this extended commercial aerospace and defense cycle, which is in its early stages.

•	ATI is focused on the global infrastructure build and rebuild.
•	Developed and developing countries need more oil and gas and electrical energy, more fertilizers, food production, and clean water.

•	ATI’s products help enable sustainability through those systems that lead to greater environmentally sound energy production and improved energy efficiency.
•	ATI is investing for profitable growth and creating a technology platform on which to build for the future.

•	Our long-term outlook is positive .
We believe the first quarter 2008 earnings represent the bottom. $1.40 EPS in the first quarter demonstrates ATI’s ability to achieve stable earnings under difficult conditions. Looking forward:
•	Base selling prices are generally flat to higher;

•	Volumes continue to improve;

•	Raw materials surcharges and indices are in better balance.
We expect second quarter earnings to be somewhat higher than first quarter results. And, we expect to do better going forward.
Operator, may we have the first question, please.
Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.